Filed Pursuant to Rule 424(b)(3)
Registration Number 333-209826

PROSPECTUS

Offer to Exchange

Up to $750,000,000 of

4.875% Senior Notes due 2025

That Have Not Been Registered Under the Securities Act,

which are referred to as the “old notes,”

for

Up to $750,000,000 of

4.875% Senior Notes due 2025

That Have Been Registered Under the Securities Act,

which are referred to as the “new notes.”

Terms of the New Notes Offered in the Exchange Offer:

•	The terms of the new notes are substantially identical to the terms of the old notes that were issued on May 14, 2015, except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for payment of additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $750,000,000 of our old notes for an equal principal amount of new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange old notes that are validly tendered and not properly withdrawn before the Exchange Offer expires for an equal principal amount of new notes.

•	The Expiration Date for the Exchange Offer is 5:00 p.m., New York City time, on April 8, 2016, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the Exchange Offer.

You should carefully consider the risks set forth under “Risk Factors” beginning on page 8 of this prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

The date of this prospectus is March 11, 2016

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing us at the following address: 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102 or by calling (817) 870-2601. To obtain timely delivery, you must request the information no later than April 1, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in this Exchange Offer, please review the full registration statement, including the information set forth under the heading “Risk Factors” beginning on page 8 of this prospectus, the documents described under the heading “Where You Can Find More Information; Incorporation by Reference” in this prospectus, the exhibits to the registration statement and any additional information you may need to make your investment decision. You should rely only on the information contained in the registration statement, including this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date as set forth on the front cover. Our business, financial condition and results of operations may have changed since that date. We will disclose any material changes to such in an amendment to this prospectus or a prospectus supplement.

We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are not making any representation to you regarding the legality of your participation in the Exchange Offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of participating in the Exchange Offer.

CERTAIN TERMS USED IN THIS PROSPECTUS

All references in this prospectus to “Range,” “we,” “us” or “our” are to Range Resources Corporation and its subsidiaries, unless indicated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain “forward-looking statements.” These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations;

•	volatility of oil and natural gas prices;

•	hedging results;

•	the need to develop and replace reserves;

•	the substantial capital expenditures required to fund operations;

•	exploration risks;

•	environmental risks and costs and liabilities under environmental laws;

•	uncertainties about estimates of reserves;

•	the geographic concentration of our producing properties;

•	our ability to respond to technological advances;

•	financial market risks;

•	public perception of our business and industry;

•	competition;

•	litigation;

•	access to capital;

•	government regulation;

•	political risks;

•	our ability to implement our business strategy;

•	costs and results of drilling new projects;

•	mechanical and other inherent risks associated with oil and natural gas production;

•	weather;

•	availability of drilling equipment;

•	changes of interest rates; and

•	other risks detailed in our filings with the SEC.

Reserve engineering is a process of estimating underground accumulations of natural gas, natural gas liquids and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of natural gas, natural gas liquids and oil that are ultimately recovered.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference, or should underlying assumptions, prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements express or implied included in this prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference and our historical financial statements and the notes thereto, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report on Form 10-K”) for a more complete understanding of this offering. You should read “Risk Factors” beginning on page 8 of this prospectus and the information presented under “Risk Factors” and “Disclosures Regarding Forward-Looking Statements,” which are incorporated herein by reference from our Annual Report on Form 10-K for more information about important risks that you should consider before investing in the notes to be issued in connection with the Exchange Offer.

Business

We are a Fort Worth, Texas-based independent natural gas, natural gas liquids (“NGLs”) and oil company primarily engaged in the exploration, development and acquisition of natural gas and oil properties in the Appalachian and Midcontinent regions of the United States. Our corporate offices are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102 (telephone number is (817) 870-2601). Our common stock is listed and traded on the New York Stock Exchange under the symbol “RRC.” At February 22, 2016, we had 169.6 million shares outstanding.

For additional information as to our business and financial statements, see “Where You Can Find More Information; Incorporation by Reference” on page 44 of this prospectus.

Exchange Offer

The following summary contains basic information about the Exchange Offer and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the Exchange Offer, please refer to the section entitled “Exchange Offer” in this prospectus.

On May 14, 2015 (the “Issue Date”), we completed a private placement of $750.0 million in aggregate principal amount of our 4.875% Senior Notes due 2025 (which are referred to herein as the “old notes”) in an offering exempt from the registration requirements of the Securities Act. The old notes were issued, and the new notes will be issued, under the Indenture (as such term is defined herein). At closing of the old notes offering, we entered into a Registration Rights Agreement dated the Issue Date (the “Registration Rights Agreement”) with the initial purchasers in the private offering, pursuant to which we agreed to deliver to you this prospectus and complete the Exchange Offer on or prior to the earlier of (i) 365 days after the Issue Date of the old notes or (ii) 60 days after the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) becomes effective, or longer, if required by federal securities laws.

Exchange Offer	We are offering to exchange the new notes for the old notes.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on April 8, 2016, unless we decide to extend it (such date and time, as may be extended from time to time, the “Expiration Date”).

Condition to the Exchange Offer	The Exchange Offer is conditioned upon the effectiveness of this registration statement and certain other customary conditions, as discussed in “Exchange Offer—Conditions to the Exchange Offer.”

The Exchange Offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the Exchange Offer or that are not accepted for exchange will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. After the completion of the Exchange Offer, we will no longer have an obligation to register the old notes, except in limited circumstances as required by the Registration Rights Agreement. The tender of old notes under the Exchange Offer will reduce the principal amount of the currently outstanding old notes. The corresponding reduction in liquidity may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the Exchange Offer.

For more information, see “Exchange Offer—Consequences of Not Tendering.”

Procedures for Tendering Old Notes

To participate in the Exchange Offer, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. These procedures for using DTC’s Automated Tender Offer Program, or ATOP, require that (i) the Exchange Agent receive, prior to the Expiration Date of the Exchange Offer, a computer-generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, see “Exchange Offer—Terms of the Exchange Offer” and “Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the Expiration Date. Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder. We will accept for exchange any and all old notes validly tendered and not validly withdrawn prior to the Expiration Date. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you validly tender in the Exchange Offer before the Expiration Date. We will return any old notes that we do not accept for exchange to you without expense promptly after the Expiration Date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the Exchange Offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any additional proceeds. We are making this Exchange Offer solely to satisfy our obligations under the Registration Rights Agreement.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the Exchange Offer (the “Exchange Agent”). You should direct questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal to the Exchange Agent addressed as follows:

Israel Lugo

U.S. Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Eligible institutions may make requests by facsimile at (651) 466-7372, Attention: Specialized Finance and may confirm facsimile delivery by calling (800) 934-6802.

Terms of the New Notes

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

The new notes will be substantially identical to the old notes, except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same Indenture will govern the new notes and the old notes.

Issuer	Range Resources Corporation.

Securities Offered	$750,000,000 aggregate principal amount of the 4.875% Senior Notes due 2025.

Maturity Date	The new notes will mature on May 15, 2025.

Interest Payment Dates	Interest on the notes is paid semi-annually in arrears on May 15 and November 15 each year they are outstanding, with the next interest payment being due May 15, 2016. Interest on each new note will accrue from November 15, 2015, the last interest payment date on which interest was paid on the old note tendered in exchange therefor.

Optional Redemption	Prior to February 15, 2025, we may, at any time and from time to time, redeem the new notes, in whole or in part, at the make-whole redemption price as described herein under “Description of Notes—Optional Redemption.”

On or after February 15, 2025, we may redeem the new notes, in whole or in part and from time to time, at 100% of the principal amount, plus accrued and unpaid interest.

Mandatory Offers to Purchase	If we experience a change of control (as defined in the Indenture) accompanied by a ratings decline with respect to the new notes, we must offer to repurchase the new notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Change of Control.”

Subsidiary Guarantees	The payment of the principal, premium and interest on the new notes are jointly, severally, fully and unconditionally guaranteed on a senior unsecured basis by all of our material subsidiaries. Please see “Description of Notes—Guarantees” and “Description of Notes— Certain Covenants—Additional Guarantees.”

Ranking	The new notes will be our general senior unsecured obligations and will rank:

•	pari passu in right of payment with all of our senior unsecured indebtedness, including indebtedness under our bank credit facility;

•	effectively junior to any of our secured indebtedness, including under our bank credit facility, and other secured obligations to the extent of the value of the assets constituting collateral securing such indebtedness and obligations;

•	senior in right of payment to any of our existing senior subordinated notes and to any future subordinated indebtedness; and

•	structurally subordinated to any indebtedness and other liabilities (other than indebtedness and liabilities owed to us) of our subsidiaries that do not guarantee the notes.

As of December 31, 2015, we had $95 million outstanding under our bank credit facility. Non-guarantor subsidiaries represented less than 1% of our total assets and had no indebtedness as of December 31, 2015.

Certain Covenants	The Indenture governing the new notes contains covenants for your benefit. These covenants restrict our ability, and our restricted subsidiaries’ ability, to incur debt secured by liens. These covenants also restrict our ability to merge or consolidate with, or transfer all or substantially all of our assets to, another entity. These and other covenants that are contained in the Indenture are subject to important exceptions and qualifications, which are described under “Description of Notes.”

Transfer Restrictions; Absence of a Public

Market for the New Notes	The new notes will be freely transferable but will be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	In evaluating an investment in the new notes, investors should carefully consider, along with the other information in this prospectus, the specific factors relating to us and the Exchange Offer set forth under the section entitled “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	*	7.0x	1.9x	1.2x	1.7x

*	Earnings were inadequate to cover fixed charges for the year ended December 31, 2015 by $1.0 billion.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense, amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of fixed charges and pre-tax income from continuing operations adjusted for undistributed income or loss from equity method investments.

RISK FACTORS

You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before you decide to make an investment in the new notes. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the new notes could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the Exchange Agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the Exchange Offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our Registration Rights Agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the Exchange Offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Risks Related to Investment in the Notes

We may not be able to repurchase the notes upon a change of control trigger event or an offer to repurchase the notes in connection with an asset sale as required by the indenture

Upon the occurrence of specific types of change of control trigger events, we will be required to offer to repurchase all of the notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, up to but not including the date of repurchase. The occurrence of certain of these same change of control events would also obligate us to offer to repurchase our outstanding 5 3⁄4% senior subordinated notes due 2021, our 5% senior subordinated notes due 2022 and our 5% senior subordinated notes due 2023, including in certain instances where we would not be required to purchase the notes offered hereby. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other indebtedness that would become payable upon a change of control.

Any credit agreements or other debt agreements to which we are or may become a party may restrict our ability to repurchase the notes. If we are prohibited from repurchasing the notes, we could seek the consent of our then existing lenders to repurchase the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase the notes. Our failure to repurchase tendered notes could constitute a default under the indenture and might constitute a default under the terms of other indebtedness that we incur. The term “change of control,” as defined in “Description of Notes—Certain Definitions,” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control triggering event would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Your ability to transfer the notes may be limited by the absence of a trading market

The old notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market. Although the initial purchasers informed us at the time of the private placement of the old notes that they intended to make a market in the old notes and, if issued, the new notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development, maintenance or liquidity of any market for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the holders of the notes. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

Future trading prices of the notes will depend on many factors, including but not limited to:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the old notes for the new notes, if required by the Registration Rights Agreement;

•	the interest of the securities dealers in making a market in the notes; and

•	the market for similar securities.

Changes in our credit ratings or the debt markets may adversely affect the market price of the notes and our borrowing costs

The price for the notes will depend on a number of factors, including but not limited to:

•	our credit ratings with major credit rating agencies;

•	prevailing market interest rates and interest rates being paid by other companies similar to us;

•	our financial condition, operating performance and future prospects;

•	market analysts’ perception of our company, our prospects and our industry in general; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. One or more rating agencies have rated the notes. If such rating agencies reduce the rating on the notes or place the notes on watch for a downgrade in the future, the market price of the notes may be adversely affected. If any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the notes may decrease. The credit rating agencies evaluate the industry in which we operate as a whole and may also change their credit rating for us based on their overall view of such industry.

The notes are effectively junior in right of payment to our secured debt and that of our guarantors

The notes and the guarantees are unsecured and therefore are effectively junior in right of payment to any of our secured debt and that of our subsidiary guarantors, including indebtedness under our bank credit facility, to the extent of the value of assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes.

The indenture under which the notes are issued permits us to incur significant secured obligations without equally and ratably securing the notes. Holders of any of our secured indebtedness or other obligations would have claims with respect to our assets constituting collateral for such indebtedness and obligations that are prior to your claims under the notes. To the extent the value of the collateral is not sufficient to satisfy such indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the notes and the holders of other claims against us with respect to the remainder of our assets, if any. However, since we may be permitted to pledge all of our assets to secure our indebtedness and other obligations, there may be no assets remaining to satisfy the claims of holders of the notes.

Claims of holders of the notes are structurally subordinated to claims of creditors of any of our existing and future non-guarantor subsidiaries

Certain immaterial subsidiaries do not guarantee the notes. Non-guarantor subsidiaries represented less than 1% of our total assets and had no indebtedness as of December 31, 2015. In addition, in the future, certain subsidiaries may not be required to be, or may be delayed in becoming, a subsidiary guarantor. See “Description of Notes—Guarantees” and “Description of Notes—Certain Covenants—Future Guarantees.” In particular, any subsidiary that is a master limited partnership or a royalty trust will not be required to guarantee the notes. Claims of holders of the notes will be structurally subordinated to all of the liabilities of any subsidiaries that do not guarantee the notes.

The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, to the extent the notes would be guaranteed by a subsidiary, such subsidiary guarantees can be voided, or claims under the guarantee of a subsidiary may be further subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and at the time of incurrence:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantee of a subsidiary may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

EXCHANGE OFFER

General

Concurrently with the closing of the old notes offering on May 14, 2015, we entered into the Registration Rights Agreement with the initial purchasers of the old notes that requires us to file a registration statement under the Securities Act with respect to the new notes and, upon the effectiveness of the registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes.

The Registration Rights Agreement provides that we must (a) promptly commence the Exchange Offer after such registration statement is declared effective, (b) use our commercially reasonable efforts to complete the Exchange Offer no later than 60 days after such registration statement becomes effective and (c) complete the Exchange Offer no later than 365 days after the Issue Date.

A copy of the Registration Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the Exchange Offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the new notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the Exchange Offer, a holder must represent to us, among other things, that:

•	the new notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such new notes, whether or not such person is a holder;

•	neither the holder nor, to the knowledge of such holder, any other person is engaged in or intends to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	neither such holder nor, to the knowledge of such holder, any other person receiving new notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	neither such holder nor, to the knowledge of such holder, any other person receiving new notes from such holder is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act or, if such Person is an “affiliate,” that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if the holder is a broker-dealer, such holder will receive the new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the new notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holder of new notes without further registration under the Securities Act, unless the holder:

•	is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the new notes other than in the ordinary course of the holder’s business;

•	has an arrangement or understanding with any person or entity to participate in the distribution of the new notes; or

•	is prohibited by any law or policy of the SEC from participating in the Exchange Offer.

Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new note. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC’s staff’s interpretations discussed above, and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City Time on the Expiration Date. We will issue $1,000 in principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the Exchange Offer. Holders may tender some or all of their old notes pursuant to the Exchange Offer. Old notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

The new notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes. As of the date of this prospectus, $750.0 million in aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

Holders who tender old notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the Exchange Offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The Expiration Date shall be 5:00 p.m., New York City Time, on April 8, 2016, unless we, in our sole discretion, extend the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended. We reserve the right, in our sole discretion:

•	to extend the Exchange Offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied or waived, to terminate the Exchange Offer; or

•	to amend or modify the terms of the Exchange Offer in any manner or waive any conditions to the Exchange Offer. In the event of a material modification, including the waiver of a material condition, we will extend the offer, if necessary so that at least five business days remain after notice of the amendment and before the Expiration Date.

In order to extend the Exchange Offer, we will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m. New York City Time on such date.

During any extension of the Exchange Offer and consent solicitation, all old notes previously validly tendered and not validly withdrawn will remain subject to the Exchange Offer. Any waiver, amendment or modification of the Exchange Offer will apply to all old notes previously validly tendered and not validly withdrawn.

Procedures for Tendering

When the holder of old notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

General. If you wish to participate in the Exchange Offer, you must validly tender (and not validly withdraw) your old notes to the Exchange Agent at or prior to the Expiration Date in accordance with the procedures described below. In order to meet this deadline, custodians and clearing systems may require you to act on a date prior to the Expiration Date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

The method of delivery of the old notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. Where applicable, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent at or prior to the Expiration Date. Do not send the letter of transmittal or any old notes to anyone other than the Exchange Agent.

If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal, please contact the Exchange Agent. Contact information for the Exchange Agent are set forth below under the heading “—Exchange Agent.” Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee can also contact such custodial entity for assistance in tendering their old notes.

Valid Tender of Old Notes. If you are a holder of old notes and you wish to tender your old notes for exchange pursuant to the Exchange Offer, on or prior to the Expiration Date you must:

(1) agree to be bound by the terms of the Exchange Offer by transmitting either:

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under the heading “—Exchange Agent”; or

•	a computer-generated message transmitted by means of DTC’s ATOP, as described below, and received by the Exchange Agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and

(2) deliver the old notes to the Exchange Agent by either:

•	transmitting a timely confirmation of book-entry transfer of your old notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described below; or

•	if the old notes are held in physical form, delivering the old notes to the Exchange Agent as described below.

Delivery of Physical Letter of Transmittal. You may transmit your acceptance of the terms of the Exchange Offer by delivering a properly completed and duly executed physical letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under the heading “—Exchange Agent.”

Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the old notes tendered thereby are tendered (i) by a holder of old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States.

Delivery of Letter of Transmittal Through ATOP. In lieu of physically completing and executing the letter of transmittal and delivering it to the Exchange Agent, DTC participants that have the old notes credited to their DTC account and held of record by DTC’s nominee may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent, which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer documents and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender your old notes through DTC, you must allow sufficient time for completion of the ATOP procedures during the normal procedures of DTC. We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective.

Holders whose old notes are held by DTC should be aware that DTC may have deadlines earlier than the Expiration Date for the Exchange Offer. Accordingly, such holders are urged to contact DTC as soon as possible.

Book-Entry Delivery of Old Notes. The Exchange Agent has or will establish an account with respect to the old notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer the old notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer.

Delivery of Old Notes Held in Physical Form. We do not believe any old notes exist in physical form. If you believe you hold old notes in physical form, please contact the Exchange Agent regarding procedures for participating in the Exchange Offer. Any old notes in physical form must be tendered using a physical letter of transmittal and such old notes must be delivered to the Exchange Agent at its address set forth below under the heading “—Exchange Agent.”

Tendering with Respect to Old Notes Held Through a Custodian. Any holder whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact such custodial entity promptly and instruct such custodial entity to tender the old notes and deliver consents on such holder’s behalf.

A custodial entity cannot tender old notes on behalf of a holder of old notes without such holder’s instructions. Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the Expiration Date. Accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold their old notes as soon as possible in order to learn of the applicable deadlines of such nominees.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of or exchange of such old notes may, in the opinion of our counsel, be unlawful or result in a breach of contract. A waiver of any defect or irregularity with respect to the tender of one old note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other old note. Notwithstanding the foregoing, we do not expect to treat any holder of old notes differently from other holders to the extent they present the same facts or circumstances.

Your tender of old notes will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the Exchange Offer, and assuming we do not otherwise terminate the Exchange Offer, we will accept, promptly after the Expiration Date, all old notes validly tendered that have not been validly withdrawn and will issue new notes registered under the Securities Act in exchange for the tendered old notes. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. If any tendered old notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted old notes will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC or, if the tendered old notes are held in physical form, by delivering the withdrawn or unaccepted old notes to the tendering holder. Under no circumstances will we be required to accept old notes for exchange that have not been validly tendered in accordance with the procedures set forth in this prospectus. See “—Procedures for Tendering.”

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. New notes will be delivered in book-entry form by deposit with DTC. DTC will transmit the new notes to holders in accordance with its procedures. Registered holders of new notes issued in the Exchange Offer on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the old notes under circumstances relating to the timing of the Exchange Offer.

Withdrawal of Tenders

Tenders of old notes may be validly withdrawn at any time prior to the expiration of the Exchange Offer. For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under “—Exchange Agent.” Any such written or facsimile-transmitted notice must:

•	specify the name of the tendering holder of old notes;

•	bear a description of the old notes to be withdrawn;

•	specify, in the case of old notes tendered by physical delivery of certificates, the certificate numbers shown on the particular certificates evidencing those old notes;

•	specify the aggregate principal amount represented by those old notes;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, mailing instructions for the return of such notes to the tendering holder; and

•	be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal and consent, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder at our expense. Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn old notes may, however, be re-tendered by again following the procedures described in “—Procedures for Tendering” on or prior to the expiration of the Exchange Offer.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal of old notes pursuant to the procedures described above, and the form and validity (including time of receipt) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. None of us, the Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to deliver any new notes, and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if we determine, in our reasonable judgment, that (i) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the Exchange Offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the Exchange Offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time the registration statement of which this prospectus forms a part has not been declared effective by the SEC, or if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939. In any of those events we are required to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part be declared effective by the SEC and obtain the withdrawal of any stop order at the earliest possible moment, as applicable.

Consequences of Not Tendering

Old notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes relating to the old notes. After the completion of the Exchange Offer, we will have no further obligation to provide for the registration under the Securities Act of those old notes except in limited circumstances with respect to specific types of holders of old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the Exchange Agent. U.S. Bank National Association has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent addressed as follows:

By Registered and Certified Mail, Overnight Courier, Regular Mail and Hand Delivery:

Israel Lugo

U.S. Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us and will include fees and expenses of the Exchange Agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the new notes are substantially identical to those of the old notes. The expenses of the Exchange Offer will be amortized over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any additional proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF NOTES

The new notes will be issued and the old notes were issued under an Indenture (the “Indenture”) dated May 14, 2015 between us, the initial Subsidiary Guarantors and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You can find the definitions of terms used in this description of notes below under the caption “—Certain Definitions.” Capitalized terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the words “the Company,” “we,” “our,” “Range” and “us” refer only to Range Resources Corporation and any successor obligor on the notes, and not to any of its subsidiaries. References to the “Notes” in this description include the old notes and the new notes, unless the context otherwise provides.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

If the Exchange Offer is consummated, holders of old notes who do not exchange those notes for new notes in the Exchange Offer will vote together with holders of the new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

General

The Notes are unsecured senior obligations of the Company and are guaranteed by the Guarantors on a senior unsecured basis as described below under “—Guarantees.” The Notes and the Guarantees rank pari passu in right of payment with all senior indebtedness of the Company and the Guarantors, respectively, including borrowings and guarantees under the Credit Agreement. The Notes and the Guarantees effectively rank junior to any secured indebtedness of the Company or the Guarantors, respectively, including under the Credit Agreement, to the extent of the value of the collateral therefor. The Notes and Guarantees rank senior in right of payment to our existing senior subordinated notes and to any future subordinated indebtedness issued by the Company or the Guarantors.

The Company has issued Notes with an aggregate principal amount of $750.0 million. We may from time to time, without notice or the consent of the Holders of the Notes, issue additional Notes having the same terms as the initial Notes (except for interest accrual dates, issue prices and terms relating to restrictions on transfer or registration rights). Any such additional Notes will form a single class with the original Notes and have the same terms as to status, redemption or otherwise as the initial Notes; provided, however, if the additional Notes are not fungible with the initial Notes for U.S. federal income tax purposes, such additional Notes will have a different CUSIP number.

The Notes mature on May 15, 2025, and were issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Interest on the Notes accrues from the date of issuance and is payable semi-annually in arrears on May 15 and November 15 of each year to the Holders of record of such Notes at the close of business on each May 1 and November 1, respectively, preceding such interest payment date. If any interest payment date, Maturity Date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, Maturity Date or redemption date. No interest will accrue for the period from and after the applicable interest payment date, Maturity Date or redemption date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Initially, the Trustee will act as paying agent and registrar for the Notes.

Optional Redemption

At any time prior to the Par Call Date, we may redeem the Notes, in whole or in part, at a redemption price equal to the Make-Whole Price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At any time on or after the Par Call Date, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

With respect to any redemption of Notes with a redemption date after an interest payment record date but before the succeeding interest payment date, interest will be paid to the Holder of record as of the record date and will not be included in the redemption price.

Notice and Selection

Notice of optional redemption of the Notes must be given to each Holder of the Notes not less than 30 nor more than 60 days prior to the redemption date in accordance with the Indenture; provided that in connection with a defeasance or satisfaction and discharge notice may be given more than 60 days prior to the redemption date.

Once a notice of redemption is given in accordance with the Indenture, Notes called for redemption become due and payable on the applicable redemption date at the applicable redemption price. Any notice of redemption for the Notes will state, among other things, the aggregate principal amount and the Notes to be redeemed, the redemption date and the name and address of the Paying Agent. If less than all of the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the Depositary’s procedures, or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no Notes with a principal amount of $2,000 or less will be redeemed in part. Unless we default in payment of the applicable redemption price, interest on the Notes to be redeemed will cease to accrue on the applicable redemption date, whether or not such Notes are presented for payment.

Guarantees

Payment of the principal, premium, if any, and interest on the Notes, when and as the same becomes due and payable, are guaranteed, jointly and severally, on a senior unsecured basis (the “Guarantees”) by the Guarantors. Initially, all of our Subsidiaries, other than certain immaterial Subsidiaries, will be Guarantors. In the circumstances described under “—Certain Covenants—Future Guarantees,” we may also be required to cause certain of our future Restricted Subsidiaries to become Guarantors.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to Investment in the Notes—The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to seek contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically with respect to the Notes:

(A) in connection with any sale or other disposition of (i) Capital Stock of such Guarantor such that after such sale or disposition the Guarantor is no longer a Restricted Subsidiary of the Company or (ii) all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation), in each case to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;

(B) if the Guarantor ceases to provide a guarantee with respect to Indebtedness of the Company under the Credit Agreement;

(C) if the Notes are defeased or discharged in accordance with the procedures described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;” or

(D) upon the liquidation or dissolution of such Guarantor.

The assets of any existing or future Subsidiary of the Company that does not guarantee the Notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. Non-guarantor subsidiaries represented less than 1% of our total assets and had no indebtedness as of December 31, 2015.

Change of Control

If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require that the Company purchase all or any part (in amounts of $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”).

Not later than 30 days after the date upon which any Change of Control Triggering Event occurred, or, at the Company’s option, prior to a Change of Control but after it is publicly announced, the Company must notify the Trustee in writing and give notice of either such event to each Holder of Notes at such Holder’s address appearing in the security register or otherwise deliver notice in accordance with the applicable procedures of the Depositary. The notice must state, among other things:

•	that a Change of Control Triggering Event has occurred or is expected to occur and the date or expected date of such event;

•	the circumstances and relevant facts regarding such Change of Control Triggering Event;

•	the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed or otherwise delivered, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control Triggering Event and such notice may be contingent on the occurrence of the Change of Control Triggering Event;

•	that any Note not tendered will continue to accrue interest;

•	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the Holders of the Notes the rights described under “—Events of Default.”

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder, which would permit the lenders under the Credit Agreement to accelerate the maturity of such indebtedness. If such acceleration occurred, then the Company would be obligated to repay amounts outstanding under such indebtedness. Any future credit agreements or agreements relating to other indebtedness to which the Company becomes a party may contain similar provisions. No assurance can be given that the Company would have sufficient funds to repurchase all Notes and other indebtedness that may be required to be repaid in the event of a Change of Control Triggering Event.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if Holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a Holder’s right to require the Company to repurchase such Holder’s Notes upon a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture do not afford Holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect Holders of the Notes, if such transaction is not a transaction defined as a Change of Control Triggering Event.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to a Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

The Company will not be required to make a Change of Control Offer (1) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for all outstanding Notes has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption.

Certain Covenants

Limitation on Liens Securing Funded Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any Property of the Company or any Restricted Subsidiary or upon the Capital Stock of any Restricted Subsidiary unless the Notes or the Guarantee, if any, of such Restricted Subsidiary, as applicable, (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or such Restricted Subsidiary) are equally and ratably secured for so long as such Funded Debt shall be so secured; provided that if such Funded Debt or other obligation is expressly subordinated to the Notes or a related Guarantee, if any, the Lien securing such Funded Debt or other obligation will be subordinated and junior to the Lien securing such Notes or such Guarantee.

Notwithstanding the foregoing provisions, the Company or any Restricted Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of this covenant, if the aggregate principal amount of such Funded Debt and all other secured Funded Debt of the Company and any Restricted Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company.

Future Guarantees. The Company will cause each Restricted Subsidiary (other than a Guarantor) that guarantees Indebtedness of the Company under the Credit Agreement, within 90 days of such guarantee, to execute and deliver to the Trustee a supplement to the Indenture under which such Restricted Subsidiary will become a Guarantor of the Notes on the terms, and subject to the release and other provisions, described above under “—Guarantees.”

Limitations on Mergers and Consolidations. The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture all of the obligations of the Company under the Indenture; provided that unless the Successor is a corporation, a corporate co-issuer of the Notes will be added to the Indenture by such supplemental indenture; and

(2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Except in transactions that will result in the release of the Guarantee of a Guarantor as provided under “—Guarantees,” no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor) unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Notes pursuant to a supplemental indenture; and

(2) immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate of it incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction.

Upon satisfaction of the foregoing requirements with respect to a merger, consolidation or sale or disposition of all or substantially all of the assets of the Company or a Guarantor, the predecessor Company or Guarantor, as the case may be, will be released from its obligations under the Indenture and the successor Company or Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

SEC Reports. The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and the Notes are subject to restrictions on transfer by Persons other than Affiliates of the Company under Rule 144 under the Securities Act, the Company will furnish to all holders of the

Notes and prospective purchasers of the Notes designated by the holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the holders of Notes and prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been posted on such website.

Events of Default

The following will be Events of Default with respect to the Notes:

(1) default by the Company or any Guarantor in the payment of principal of or any premium on the Notes when due and payable at Maturity;

(2) default by the Company or any Guarantor in the payment of any installment of interest on the Notes when due and payable and continuance of such default for 30 days;

(3) default on any other Indebtedness of the Company or any Guarantor if either:

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $100.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate; or

(B) such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $100.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness (or overdue portion thereof) is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(4) default by the Company in the performance or breach of the provisions described under “—Certain Covenants—Limitations on Mergers and Consolidation,” or the failure to make or consummate a Change of Control Offer in accordance with the provisions of “—Change of Control;”

(5) default in the performance, or breach of, any covenant or agreement of the Company or any Guarantor in the Indenture and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the Notes; provided, however, that the Company will have 90 days following such written notice to remedy or receive a waiver for any failure to comply with its obligations under the Indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

(6) the failure of a Guarantee by a Guarantor that is a Significant Subsidiary to be in full force and effect, or the denial or disaffirmance by such entity thereof, in each case except in accordance with the Indenture; or

(7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Guarantor that is a Significant Subsidiary.

The Indenture provides that the Trustee may withhold notice to the Holders of Notes of any default (except in payment of principal of, or any premium or interest on, any Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued but unpaid interest on, all the Notes then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, any premium, if any, and interest on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration and its consequences.

No Holder of Notes may pursue any remedy under the Indenture unless:

(1) the Trustee shall have received written notice of a continuing Event of Default;

(2) the Trustee shall have received a written request from Holders of at least 25% in principal amount of the Notes to pursue such remedy;

(3) the Trustee shall have received indemnity from the Holders reasonably satisfactory to it;

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such written notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes;

provided, however, such provision does not affect the right of a Holder of any Notes to sue for enforcement of any overdue payment thereon.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Trustee shall be under no obligation and may refuse to perform any duty or exercise any right, duty or power hereunder unless it receives indemnity satisfactory to it against any loss, liability, claim, damage or expense.

Modification and Waiver

Supplements and amendments to the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all Notes (taken together as a single class) then outstanding and affected by such amendment or supplement; provided that no such modification or amendment may, without the consent of each Holder of Notes affected thereby:

(1) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

(2) reduce the rate or change the time for payment of interest, including default interest, if any, on the Notes;

(3) reduce the principal amount of any Note or change the Maturity Date of the Notes;

(4) reduce the amount payable upon redemption of any Note;

(5) waive any Event of Default in the payment of principal of, any premium or interest on, the Notes (except a default in payment that has become due solely because of an acceleration that has been rescinded);

(6) make any Note payable in money other than that stated in such Note;

(7) impair the right of Holders of Notes to receive payment of the principal of and interest on Notes on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(8) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture.

For the avoidance of doubt, none of the foregoing clauses (1) through (8) will apply to any amendment of the provisions described under “—Change of Control” or any definitions related thereto.

Notwithstanding any of the foregoing, supplements and amendments of the Indenture or the Notes may be made by agreement among the Company, the Guarantors and the Trustee without the consent of any Holders in certain limited circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption of the obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor;

(3) to add to, change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination shall become effective only after there are no such Notes entitled to the benefit of such provision outstanding;

(4) to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the Notes;

(5) to reflect the addition or release of any Guarantor from its Guarantee of the Notes, in the manner provided in the Indenture;

(6) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to provide for uncertificated Notes in addition to certificated Notes;

(8) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

(9) to comply with the rules of any applicable securities Depositary;

(10) to conform the text of the Indenture, the Notes or the Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Guarantees; or

(11) to make any change that would provide any additional benefit to the Holders of the Notes or that does not adversely affect the rights of any Holder in any material respect.

The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with or any past default under the Indenture, except a default in the payment of principal, or any premium or interest (other than a default in payment that has become due solely because of an acceleration that has been rescinded).

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company and any Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and any Guarantees thereof, except for:

(1) the rights of Holders of outstanding Notes to receive payments solely from the trust fund described below in respect of the principal of, and any premium and interest on such Notes when such payments are due;

(2) the Company’s obligations concerning the issuance of temporary Notes, transfers and exchanges of the Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where the Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents and conversion agents;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default. If we exercise our Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all its obligations under the Indenture and its Guarantee with respect to the Notes and any security granted to secure the Notes will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium and interest on, the outstanding Notes on each date on which such principal, and any premium and interest is due and payable or on any redemption date established pursuant to the Indenture;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Company has received from or there has been published by, the Internal Revenue Service a ruling, or since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than as a result of borrowing funds in connection with such defeasance or granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement, other than the Indenture, or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

No Sinking Fund

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Satisfaction and Discharge

The Company may discharge all its obligations under the Indenture and the Notes, other than its obligation to register the transfer of and exchange the Notes; provided that it either:

(1) delivers all outstanding Notes to the Trustee for cancellation; or

(2) all Notes not so delivered for cancellation have either become due and payable or will become due and payable at their Maturity within one year or are to be called for redemption within one year, and in the case of this clause (2) the Company has deposited with the Trustee in trust an amount of cash or U.S. Government Securities sufficient to pay the entire indebtedness of all outstanding Notes, including any premium and interest to the applicable Maturity Date or applicable redemption date and all other sums due and payable under the Indenture by the Company.

Governing Law

The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association will initially act as Trustee, paying agent and registrar for the Notes. U.S. Bank National Association also acts as trustee for our currently outstanding senior subordinated notes. We may also maintain banking and other commercial relationships with the Trustee and its Affiliates in the ordinary course of business, and the Trustee may own Notes.

The Trustee is permitted to become an owner or pledgee of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity satisfactory to it.

Payment and Transfer

Initially, the Notes will be issued only in global form registered in the name of Cede & Co., as nominee of The Depository Trust Company, the Depositary. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by the Depositary and its participants. Any Notes in definitive form may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).

Payment of principal, or any premium or interest on Notes in global form registered in the name of the Depository’s nominee will be made in immediately available funds to the Depository’s nominee, as the registered Holder of such global notes. If any Notes are no longer represented by a global note, payment of interest on the Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to Holders at their respective registered addresses or by wire transfer to an account designated by a Holder.

The Notes may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee indicated in the Indenture, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

The registered Holder of a Note will be treated as the owner of it for all purposes, and all references in this “Description of Notes” to “Holders” mean holders of record, unless otherwise indicated.

Certain Definitions

The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used in this offering memorandum and not defined below.

“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary, as the case may be.

“Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination:

(i) the sum of:

(a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes (“pre-tax”), as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are then available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) increased by the accretion of the discount from the date of the reserve report to the date of determination and the effect on proved reserves and future net revenues from estimated development cost incurred, and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, plus

(b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus

(d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial consolidated statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such appraisal of such assets if no such appraisal has been performed), plus

(e) any net gas balancing assets of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements,

minus (ii) the sum of:

(a) minority interests, plus

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements (to the extent not deducted in calculating Net Working Capital in accordance with clause (i)(c) of this definition), plus

(c) to the extent included in (i)(a) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), plus

(d) the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines, attributable to reserves subject to Dollar- Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors or such other governing body.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks and trust companies in The City of New York or any other place of payment with respect to the Notes are not required by law or executive order to be open.

“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), joint venture interests, limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Subsidiary or Affiliate thereof, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (measured by voting power rather than the number of shares), other than any such transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person or such parent immediately following such transaction;

(2) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than the Company or a Subsidiary; or

(3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Certain Covenants—Limitation on Mergers and Consolidations.”

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Company or such Restricted Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of October 16, 2014, as further amended on March 31, 2015, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and agents party thereto from time to time, as such agreement, in whole or in part, in one or more instances, may hereafter be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Credit Facility” means, one or more debt facilities (including, without limitation, the debt facilities arising pursuant to the Credit Agreement), loan agreements or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities with such lenders), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect any Notes issuable or issued in whole or in part in the form of one or more Global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Global Security” means a Note in global form that evidences all or part of the Notes and registered in the name of the Depositary for the Notes or a nominee thereof.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary of the Company which is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to the covenant described under “— Certain Covenants—Future Guarantees” until the Guarantee of such Guarantor is released in accordance with the Indenture or a successor replaces such Person pursuant to the applicable provisions of the Indenture (and, thereafter, means such successor).

“Holder” means the Person in whose name a Note is registered in the Register.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); and

(b) all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed.

Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s Investors Service, Inc. and (2) BBB- (or the equivalent) with a stable or better outlook by Standard & Poor’s; or if either such entity ceases to rate Notes for reasons outside of the Company’s control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.

“Issue Date” means, with respect to the Notes, the date of original issuance of the Notes.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. References in the Indenture to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to, such property, upon any contractual rights relating primarily to such Property, and upon any replacements or proceeds of such Property or of such accessions, improvements, additions or contractual rights.

“Make-Whole Amount” with respect to any Note means an amount equal to any excess of (i) the present value of (a) the remaining principal on such Note as of the Par Call Date and (b) interest payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date) through the Par Call Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (ii) the outstanding principal amount of such Note. Calculation of the Make-Whole Amount will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Make-Whole Price” means the sum of the outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount of such Notes.

“Make-Whole Remaining Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Par Call Date.

“Maturity” means the date on which the principal of such the Notes becomes due and payable as provided therein or by the Indenture, whether at the applicable Maturity Date or by declaration of acceleration, call for redemption or otherwise.

“Maturity Date” means the fixed date specified pursuant to the Indenture on which the principal of the Notes becomes due and payable as provided therein or by the Indenture.

“MLP Subsidiary” means a Subsidiary of the Company that is a master limited partnership or limited liability company or other pass through entity, in each case having a class of equity securities that is listed for trading (or that is reasonably expected to be so listed for trading within six months) on a national securities exchange.

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“Net Working Capital” means the sum of (i) all current assets of the Company and its Restricted Subsidiaries plus (ii) the amount of borrowings available to be incurred under the Credit Agreement, less all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case (other than in respect of the amount of borrowings available referred to in the preceding clause (ii)) as set forth in consolidated financial statements of the Company prepared in accordance with GAAP; provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of hedging arrangements, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“Par Call Date” means February 15, 2025.

“Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens securing Indebtedness under any Credit Facilities;

(3) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced;

(4) Liens on, or related to, oil and gas properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, gathering, processing, transportation, marketing or operation thereof, in each case, which are not incurred in connection with the borrowing of money;

(5) any Lien arising by reason of:

(A) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(B) taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(C) security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(D) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(E) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(F) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

(G) operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent for more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(6) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(7) Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type;

(8) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary and Liens on any Property at the time of (and not created in connection with, or in contemplation of) acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens do not encumber other Property of the Company or any Restricted Subsidiary;

(9) any Lien on Property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any Property or assets or improvements used in connection with such Property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the Property so acquired, constructed or improved and such Liens are created within 365 days of construction, acquisition or improvement of such Property and do not encumber any other Property of the Company or any Subsidiary other than such Property and assets affixed or appurtenant thereto;

(10) any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

(11) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(12) any Lien created by a mortgage related to a property or building that is used as the Company’s headquarters, regional headquarters, or other principal place of business;

(13) Liens on the Capital Stock of any Subsidiary other than a Restricted Subsidiary;

(14) Liens in favor of the Company or any Guarantor; or

(15) any Lien in favor of the Trustee for the benefit of the Trustee or the holders of the Notes or otherwise securing the Notes or the Subsidiary Guarantees, or liens on funds held in trust for the benefit of third parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Rating Agency” means

(1) each of Moody’s and S&P; and

(2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement rating agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes), each of the Rating Agencies decreases its rating of the Notes to a rating that is below its rating of the Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if the Notes have an Investment Grade Rating by each of the Rating Agencies immediately prior to the Rating Date, then “Rating Decline” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days after the Rating Date (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an MLP Subsidiary or a royalty trust.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act then the body performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act as in effect on the Issue Date.

“Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is the sole general partner or general partners, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, owns more than 50% of the outstanding partnership or similar interests having the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Treasury Rate” means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”), which has become publicly available at least two Business Days prior to the date of the redemption notice (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the Make-Whole Remaining Life; provided, however, that if the Make-Whole Remaining Life of such Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation or extrapolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Remaining Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Book Entry; Delivery and Form

The new notes will be issued initially only in the form of one or more global notes. The notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The notes also may be offered and sold to persons other than U.S. persons in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, all of the notes will be issued in registered, global form in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes for the notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, “Rule 144A Global Notes”). Regulation S Notes will be represented by one or more temporary global notes in registered form without interest coupons (collectively, “Regulation S Global Notes”). Through and including the 40th day after the later of the commencement of this offering and the closing of this offering, or the “Distribution Compliance Period,” beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below under “Exchanges Among Global Notes.” Rule 144A Global Notes and Regulation S Global Notes are collectively referred to herein as “Global Notes.”

Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in Rule 144A Global Notes may not be exchanged for beneficial interests in Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges Among Global Notes.” Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part.

Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Certificated Notes for Global Notes.”

Rule 144A Notes and Regulation S Global Notes (including beneficial interests in the notes they represent) will be subject to certain restrictions on transfer and will bear restrictive legends as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters. DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes for the notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes for the notes; and

(2) ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

Investors in 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Investors in Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form, or Certificated Notes, and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, interest and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor our agent or an agent of the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the Notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default, DTC reserves the right to exchange the applicable Global Notes for legended Notes in certificated form, and to distribute those Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note if:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•	we, at our option and subject to the procedures of DTC, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes; or

•	there has occurred and is continuing a Default or an event of Default with respect to the Notes and DTC requests the issuance of Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

If Certificated Notes are issued in the future, they will not be exchangeable for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the Notes being transferred. See “Transfer Restrictions.”

Exchanges Among Global Notes

Prior to the expiration of the Distribution Compliance Period (defined below), beneficial interests in a Regulation S Global Note may be exchanged for beneficial interests in a Rule 144A Global Note only if:

•	the exchange occurs in connection with a transfer of the notes pursuant to Rule 144A;

•	the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred;

•	to a Person who (1) the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A and (2) is purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

•	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or Rule 144.

Transfers involving exchanges of beneficial interests between a Regulation S Global Note and a Rule 144A Global Note will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in the other Global Note.

Same-day Settlement and Payment

We will make payments in respect of notes represented by Global Notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. We will make all payments of principal of and premium, if any, and interest on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address. Notes represented by Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the Exchange Offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act) or, if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the Exchange Offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders, certain fees and expenses of counsel to the underwriters, underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder’s basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

LEGAL MATTERS

The validity of the new notes offered in this Exchange Offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Range Resources Corporation appearing in the Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain information presented and incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values audited by Wright & Company, Inc. The reserve information is presented and incorporated by reference herein in reliance upon the authority of said firm as experts with respect to such report.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.rangeresources.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus. You may also inspect reports, proxy statements and other information about Range Resources Corporation at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

Any information that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document until the notes offering pursuant to this registration statement is terminated, and that is deemed “filed” with the SEC, will automatically update and supersede this information. We also incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 25, 2016; and

•	our Current Reports on Form 8-K filed on January 5, 2016, February 26, 2016 and March 1, 2016 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 4.875% SENIOR NOTES DUE 2025

OF

RANGE RESOURCES CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED MARCH 11, 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON APRIL 8, 2016 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS

EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Delivery Instructions:

U.S. Bank National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Specialized Finance

By Facsimile (for Eligible Institutions only):

(651) 466-7372

Attention: Specialized Finance

For Information or Confirmation by Telephone:

(800) 934-6802

If you wish to exchange your issued and outstanding 4.875% Senior Notes due 2025 (“old notes”) for an equal aggregate principal amount of newly issued 4.875% Senior Notes due 2025 (“new notes”) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exchange offer, you must validly tender (and not withdraw) your old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated March 11, 2016 (the “Prospectus”), of Range Resources Corporation (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the old notes for a like aggregate principal amount of new notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have (1) full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes, (2) the Issuer will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the old notes tendered hereby are not subject to any adverse claims or proxies.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the new notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of you, whether or not you are the holder;

(b)	you have not engaged in and do not intend to engage in the distribution of the new notes;

(c)	you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(d)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer; and

(e)	if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of May 14, 2015 (the “Registration Rights Agreement”), by and among the Issuer, the Initial Guarantors (as defined therein), and the Representatives (as defined therein). Such election may be made by notifying the Issuer in writing at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: General Counsel. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date.

2. Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.